Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Authentidate Holding Corp.

Investor Contacts:

Robert Schatz

Wolfe Axelrod Weinberger Assoc. LLC

(212) 370-4500; (212) 370-4505 fax

THE DEPARTMENT OF VETERANS AFFAIRS EXTENDS AUTHENTIDATE’S HOME

TELEHEALTH DEVICES AND SERVICES CONTRACT PERIOD

BERKELEY HEIGHTS, NJ – April 23, 2012 – Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based software applications and telehealth products and services for healthcare organizations, today announced that the Department of Veterans Affairs (VA) has exercised their first option to extend the term of the contract for Home Telehealth Devices and Services with Authentidate. The term of this option year begins May 15, 2012 and extends the contract to May 14, 2013. The base contract also includes three additional one-year options to extend the contract.

VA facilities throughout the country can utilize Authentidate’s Electronic House Call™ (EHC) vital signs monitoring device and service and its Interactive Voice Response (IVR) system to remotely monitor patients and enhance patient care for veterans on the Care Coordination Home Telehealth program. The program is designed to improve overall patient health outcomes, reduce hospital readmissions and emergency hospital and doctor visits.

Clinicians use the EHC or the IVR solution to remotely monitor their patients’ vital signs and gather qualitative information about their patients’ health to supplement in-person visits and help improve patient compliance with their care plans. Clinicians can review their patients’ remote monitoring session results securely using Authentidate’s web-based application and remotely manage or adjust their patients’ care plans, medication reminders and related information. Clinicians can also use the web-based application to provide disease-specific education to their patients in real-time through the EHC or IVR solutions.

Ben Benjamin, Chief Executive Officer at Authentidate said, “We are pleased that the VA has exercised their first option to extend our contract term. We are working closely with the VA to better deliver care to patients and believe this extension opportunity reflects positively on our progress. Authentidate is proud to serve the needs of the VA with our innovative telehealth solutions that help the VA provide better health outcomes for our veterans.”

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine Electronic House Call, an FDA 510(k) cleared in-home patient vital signs monitoring system, or the Interactive Voice Response system with a web application that streamlines patient monitoring. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. ExpressMD is a trademark of ExpressMD Solutions, LLC. All other trade names are the property of their respective owners.

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